Exhibit 10.4.15
CONTRACT OF EMPLOYMENT
This Contract of Employment (the “Contract”) is issued in accordance with the Employment Rights Act 1996 as amended.
This Contract is dated the 7 May between the following parties:
PARTIES

Employer:	Harris Interactive UK Ltd (the “Company”)

Registered Office Address:	Waterman’s Park, High Street, Brentford, TW8 0BB

Employee Name:	Robert Salvoni (the “Employee”)

Address:	48 Strawberry Hill Road Twickenham TW1 4PY

Position:	Managing Director, Europe
1.	COMMENCEMENT OF EMPLOYMENT

1.1	The Employee’s employment with the Company as stated above begins on 15 May 2009 (the “Commencement Date”) and will continue unless and until terminated in accordance with the terms of this Agreement.

1.2	The Employee’s period of continuous employment with the Company began on 15 May 2009 and any previous employer does not count as part of the Employee’s period of continuous service with the Company.

1.3	This Agreement, the Letter of Offer dated 5th may 2009 (and all documents annexed thereto) contains the entire terms of employment agreed between the Employee and the Company and supersedes and replaces all prior negotiations agreements arrangements or understandings between the Employee and the Company or any Associated Company relating to your employment or services with the Company and any Associated Company whether written or oral express or implied all of which will be deemed to have been cancelled by mutual agreement. [No variation or addition to this Agreement and no waiver of any provision will be valid unless in writing signed by or on behalf of both parties.]

1.4	The Company’s Employee Handbook as amended from time to time is provided by way of guidance to the Employee during employment with the Company, and although it does not form part of his/her terms and conditions of employment, he/she will be expected to adhere to the policies, procedures and guidelines contained therein. The current edition of the Handbook is available from the Human Resources department.

2.	JOB DUTIES AND RESPONSIBILITIES

2.1	The Company employs the Employee in the capacity of Managing Director, Europe. Neither the Employee’s job title or his/her duties limits or defines what he/she may be required to do and the Company has the right at any time during his/her employment to require him/her to undertake any duties commensurate with those of the Managing Director, Europe, and falling within his/her role and responsibilities and capabilities even if they are undertaken by others from time to time or to require him/her to undertake another role within his/her capabilities as the Company’s business needs may from time to time determine.

2.2	The Employee shall devote all his/her time, attention and skill to his/her duties of employment.

2.3	The Employee’s work will initially be directed by Kimberly Till, CEO, or such person as the Company may designate from time to time.

2.4	The Employee is required to act in the best interests of the Company at all times and in accordance with all the Company’s rules, regulations and policies from time to time in force.

2.5	The Company may reasonably require the Employee (as part of the Employee’s duties of employment) to perform duties or services not only for the Company but also for any Associated Company where such duties or services are consistent with the Employee’s duties to the Company. The Company may in agreement with the Employee, assign his/her employment to any Associated Company on the same terms and conditions as set out, or referred to in this Contract.

3.	PLACE OF WORK

3.1	The Employee’s place of work will be at our London office based at Watermans Park, High Street, Brentford, TW8 0BB or at any premises from which the Company may operate from time to time.

3.2	The Company may require the Employee to travel for the performance of his/her duties. The Company will not require the Employee to work outside the United Kingdom for a period of one month or more.

4.	PROBATIONARY PERIOD

The first 12 (twelve) weeks after the Commencement Date will be considered a probationary period during which either party may terminate the relationship with one month’s written notice and on reasonable grounds. The Company reserves the right to make a payment in lieu of notice.

The provisions contained in this Agreement relating to Company Sick Pay, disciplinary and grievance procedures and benefits (set out in clause 9) do not apply to your employment during your probationary period.

The Company further reserves the right to extend your probationary period should this be considered necessary by the company.

5	SALARY

5.1	The Employee shall receive an annual salary of £160,000 which will be payable in twelve (12) monthly installments on the last working day of each calendar month, in arrears, less all applicable taxes and NI contributions by bank transfer to a bank account of the Employee’s choice which the Employee is required to notify to the Human Resources department on joining the Company. Future increases to salary, if any, (which shall be entirely at the Company’s discretion) will be notified to the Employee separately and will be set out on the Employee’s itemised pay statement.

5.2	Pay for the full calendar month is credited to the Employee’s account normally on the last working day of each calendar month. Should the Employee commence or terminate the Employee’s employment other than on a date at the start or end of the calendar month, the Employee will receive salary proportional to the time worked in that calendar month.

5.3	The Employee’s remuneration package must be treated as confidential and must only be discussed internally with appropriate Managers.

6.	HOURS OF WORK

6.1	The Employee’s basic hours of work are 37.5 hours per week. Normal working hours are 9:00 am to 5:30pm Monday to Friday, with one hour for lunch. However, the Company reserves the right to change the Employee’s start and finish times and the days upon which the Employee works with reasonable notice.

6.2	The Employee will also be required to work such additional hours as and when requested to do so by the Company or when the proper performance of the Employee’s work so requires. He/she will not be entitled to be paid extra remuneration for any such additional hours worked in excess of his/her basic weekly hours.

6.3	All hours worked are subject to the provisions of the Working Time Regulations 1998 unless the Employee signs an opt-out agreement under the terms of these Regulations.

7.	PERFORMANCE AND SALARY REVIEW

7.1	An Employee’s salary will be reviewed once a year (generally in October) and may or may not be increased in the Company’s absolute discretion.

7.2	The Company reserves the right to change the time of the annual salary review.

8.	EXPENSES AND DEDUCTIONS

8.1	The Company will pay for, or the Employee will be reimbursed for all reasonable out-of pocket expenses properly incurred in the performance of the Employee’s duties, including reasonable travel, entertainment expenses, which are approved by the Company and subject to the production of supporting vouchers or receipts and subject to compliance with the expenses provisions set out in the Company’s Expense Reimbursement Policy, as amended from time to time.

8.2	The Company will be entitled at any time during the Employee’s employment and in any event on termination to deduct from his/her remuneration under this Agreement or from any other sums owed or owing by the Company to him/her any monies due from him/her to the Company including but not limited to any outstanding loans, overpayments, advances, the cost of repairing any damage or loss to the Group’s property caused by him/her or any holiday he/she has taken in excess of his/her pro-rated leave entitlement accrued to the relevant date.

9.	BENEFITS

9.1	The Employee, if eligible, will be able to participate in the Company’s medical, other health, welfare and employee benefit programmes including pension schemes (together “Schemes”) from time to time in force.

9.2	The provision of benefits by the Company is subject to acceptance and continuation of cover for the Employee by a scheme provider/insurer as the Company may from time to time determine at rates acceptable to the Company and to any conditions, exclusions or limitations which such insurer may propose and without prejudice to the Company’s right to amend vary, substitute or terminate such benefits at any time. If a scheme provider/insurer refuses for any reason to provide the relevant benefits to the Employee under the applicable scheme, the Company shall not be liable to provide (or compensate for the loss of) such benefits.

9.3	These benefits provided by the Company may be subject to Inland Revenue rules and PAYE requirements and deductions.

9.4	Full details of the schemes, as amended from time to time, referred to above will be provided to the Employee on joining the Company or on request from the Human Resources Department.

9.5	Additional benefits associated with the Employee’s employment, if any, will be set out in the Employee’s Offer Letter.

10.	HOLIDAY ENTITLEMENT

10.1	In addition to the Public holidays normally applicable in England, the Employee is also entitled to 25 working days’ paid holiday in each complete calendar year providing that you work five days a week. This basic entitlement includes three days’ paid holidays on dates to be determined by the Company, although typically these will be for the period between Boxing Day and New Year’s Day.

10.2	This entitlement increases to 28 days per calendar year after three full year’s service, and is pro-rated for the period from the completion of the three years full service to the end of that holiday/calendar year.

10.3	Employees are also allowed to ‘buy and sell’ holidays up to a maximum of 5 days leave per annum. You will be advised of the programme each December for the following holiday year, when you will be expected to make your decision about opting to buy or sell holiday for the following year. This buying and selling will only be allowed at this time in December.

10.4	Employees who work part-time will have their holiday entitlement pro-rated according to the hours that they work.

10.5	The Company’s holiday year is from 1st January to 31st December.

10.6	All holidays paid and unpaid must be previously agreed in writing with the Employee’s Manager, giving reasonable notice in writing and will be subject to the business needs of the Company. Not more than two weeks may be taken at any one time, save at the Company’s discretion.

10.7	At the start and termination of the Employee’s employment with the Company, the Employee’s holiday entitlement will be calculated on a pro-rata basis for each complete month the Employee has worked for the Company during the relevant holiday year based on one-twelfth of the annual entitlement. Your entitlement to holiday pay will accrue ratably throughout the year.

10.8	If, on the termination of the Employee’s employment the Employee has exceeded their accrued holiday entitlement, this excess will be deducted from the Employee’s final salary or any other sums due to the Employee. If the Employee has holiday entitlement still owing, the Company may pay the Employee a sum in lieu of accrued holiday (less all applicable taxes and NI). For the avoidance of doubt, one day’s holiday will be calculated on the basis of 1/260th of your salary.

10.9	Holiday entitlement for one year should be taken in the same holiday year. Failure to do so will result in forfeiture of any such accrued holiday not taken. However if this has not been possible because of mutually agreed business requirements, subject to their Manager’s discretion, 5 days holiday entitlement can be carried over into January or February of the next year. Any unused holiday entitlement after this period will be lost. No payment in lieu of any untaken holiday will be made.

11.	ABSENCE, SICKNESS AND SICK PAY

11.1	On the first working day of absence (other than pre-approved absence such as holiday), the Employee must notify their Manager (or, in his/her absence, another Manager) before 10 a.m. If the Employee is unable to telephone the Manager, the Employee must arrange for his/her absence to be notified on his/her behalf.

11.2	The Employee must continue to keep the Company informed on a daily basis for the first 5 working days of absence.

11.3	A Self Certification Form must be submitted to cover the whole of the absence period, even if it is just one day, in addition to a Medical Certificate where appropriate. Entitlement to payment is subject to notification of absence and production of medical certificates as required above.

11.4	If the Employee’s absence from work lasts for more than 7 consecutive days (including Saturday and Sunday), the Employee must submit a medical certificate (signed by a Doctor) to the Company. Medical certificates should be submitted to the Company to cover the full period of the Employee absence from the 7th consecutive day of illness. When a medical certificate expires, the Employee should notify the Company on the first morning following expiry if he/she does not intend to return to work.

11.5	Subject to the Employee’s compliance with the notification procedures set out in this clause 11, the Company shall pay base salary in the event of absence due to sickness in accordance with the Employee’s length of service as set out below and always provided the total absence comprises no more than 6 separate periods of absence within any 12 month period (“Company Sick Pay”).

Length of Service	Period of Entitlement during any 12 month period
Up to 6 months	5 days full pay

6-12 months	2 weeks full pay 2 weeks half pay

1-2 years	6 weeks full pay 6 weeks half pay

3 years and over	13 weeks full pay 13 weeks half pay
11.6	Company Sick Pay is inclusive of any Statutory Sick Pay (“SSP”) to which the Employee may be entitled, in respect of such absence and is subject to tax and National Insurance deductions. After an Employee’s entitlement to Company Sick pay has expired, sick pay will be made in accordance with the SSP arrangements, if the Employee is eligible. Failure to comply with the Company’s sickness procedures, failure to satisfactorily explain absence, or giving misleading or false statements may lead to disciplinary action including in serious cases, dismissal.

11.7	The Company reserves the right to require you at its expense to submit to such medical examination by a medical adviser nominated by the Company as the Company may from time to time require in the event of prolonged, recurrent or frequent absence due to sickness or at any time upon written request. You hereby give authority in accordance with the provisions of the Access to Medical Reports Act 1988 for the medical advisor to disclose the report of any such examination to the Company.

11.8	Entitlement to the Company Sick Pay and SSP are subject to the Company’s right to terminate the Employee’s employment, and the Company shall not be liable to provide, or compensate for the loss of, such benefit (s).

11.9	Depending on the circumstances, the Company reserves the right to terminate the Employee’s employment with the Company at the end of the Company Sick Pay Period giving appropriate notice in line with Section 14 below.

12.	COMPANY PROPERTY

12.1	The Employee may not remove any money, equipment, or other items of value belonging to the Company from its premises except lawfully for the purposes of Company business or when specific written permission is obtained from the Employee’s Manager. This is so, even though it may be the Employee’s intention to return the property in due course.

12.2	On the termination of the Employee’s employment with the Company, the Employee shall immediately return to the Company, in accordance with its instructions, all equipment, correspondence, records, specifications, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any Associated Company (including, but not limited to, keys, laptops, mobile phones, equipment and security passes) which are in the Employee’s possession or under the Employee’s control. In respect of any such items or information held on any computer or other equipment belonging to the Employee, the Employee undertakes to delete any such items or information immediately on the termination of your employment. The Employee shall, if so required by the Company, confirm in writing his/her compliance with his/her obligations under this clause.

12.3	The use of the Management Information Systems (“MIS” which in this case includes email and the intranet usage) is restricted to approved business purposes. Any other use is forbidden.

12.4	By signing this Contract, the Employee acknowledge that all records, reports, correspondence, by e-mail, software and other data and information generated by or residing upon the MIS are property of the Company and may be used by it for any purposes permitted by law. The Employee also agrees by signing this Contract, that the Company can access all such data and information.

13.	HEALTH AND SAFETY

13.1	It is a condition of employment that the Employee agrees to comply with all medical, health and safety regulations applicable at any time.

13.2	The Employer will take all reasonably practicable steps to ensure the Employee’s health and safety and welfare while at work. It is the Employee’s legal duty to take care of their own health and safety and that of their colleagues. The Employee is referred to the Company’s Health & Safety Policy in the Employee Handbook (and in particular, the Employee must report any incidents which have or may have led to injury or damage and comply with any self-assessment procedures relating to health and safety which the Company or any Associated Company may establish from time to time). The Employee acknowledges his/her responsibilities under the UK Health & Safety at Work Act (1974) in reducing the risk of accidents in the workplace.

13.3	In the interests of health of all employees, the Company operates a no smoking policy. It is a disciplinary offence to smoke at any time on Company premises.

14.	TERMINATION OF EMPLOYMENT

14.1	Upon successful completion of the probationary period and subject to Clause 14.2 below, the length of notice is a minimum of 6 months by either party.

14.2	The Company reserves the right to terminate the Employee’s contract without notice, or without pay in lieu of notice, if the Employee has committed an act of gross misconduct, gross negligence or in material breach of any of the terms of his/her employment.

14.3	The Employee agrees that the Company may at its absolute discretion make a payment or payments (which may, at the Company’s absolute discretion, be paid in installments) representing salary in lieu of any notice of termination of employment which the Employee or the Company is required to give, subject to any reduction under Clause 14.4 below. For the avoidance of doubt, such payment or payments shall be paid less deductions for tax and NI contributions and less all bonus/incentive, commission, or holiday entitlement which would have accrued to the Employee had the Employee been employed until the expiry of his/her notice entitlement under Clause 14.1 above. Further, the Employee shall have no entitlement to such payment, or payments unless and until the Company notifies the Employee in writing of its decision to make such payment(s) to the Employee.

14.4	Where the Company decides to exercise its power under Clause 14.3 to make any such payment(s) to the Employee, then the Employee undertakes to take all reasonable and necessary steps to find alternative employment to commence within a period equivalent to the notice period (or where notice has been served, the unexpired period of notice) referred to in Clause 14.1 commencing on the Termination Date.

14.5	The Company reserves the right to require the Employee not to attend at work and/or not to undertake all or any of the Employee’s duties of employment during any period of notice (whether given by the Employee or the Company), provided always that the Company shall continue to pay the Employee’s salary and contractual benefits whilst the Employee remains employed by the Company. The Employee will comply with any conditions laid down by the Company including but not limited to the prohibition of any contact and/or dealings between the Employee and the clients and/or suppliers and/or employees of the Company or any Associated Company.

14.6	On termination of the Employee’s employment, the Employee must immediately return to the Company all property in accordance with Clause 12.2 above.

14.7	The Company shall have the right to suspend the Employee on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other circumstances which (if proved) would entitle the Company to dismiss the Employee summarily.

14.8	The Company’s normal retirement age is 65.

15.	DATA PROTECTION

15.1	From time to time the Company will ask the Employee to provide personal information for Employee administration purposes. In particular, the information will enable the Company to administer Employee benefits, the payroll system, holiday and sickness records, performance appraisals, promotion assessments, salary reviews, email systems, and to comply generally with legal obligations. The information held may include sensitive data relating to the Employee’s health and data held for equal opportunities monitoring purposes.

15.2	The Company does, however appreciate that the Employee may consider some information to be particularly sensitive, and will let the Employee know when replies are not obligatory.

15.3	The Company will from time to time need to make some of the Employee’s information available to legal and regulatory authorities such as the local tax offices, to our accountants, auditors, lawyers, and other outside professional advisers, and to other parties which provide products and services to the Company such as IT systems suppliers, pensions, benefits and payroll administrators as well as other departments within the Company or any Associated Company.

15.4	By law the Employee has certain rights of access and rectification of the personal information the Company holds on the Employee. Please refer to the Human Resources Department for details.

15.5	Periodically the Company will ask the Employee to review and update the personal information that the Company holds.

15.6	By signing this Contract, the Employee gives consent to the Company processing, disclosure and transfer this data on the basis set out above. Further details may be obtained from the Human Resources Department. The Employee is encouraged to contact the Human Resources Department to check the accuracy of his/her personal data and to notify any changes.

16.	POSITIVE WORK ENVIRONMENT

In order that the Employer may maintain a positive work environment for all employees, you must not engage in or permit any fellow employee to engage in any sexual, racial, or other harassment of or unlawful discrimination against any person (whether or not an employee of the Employer) in the course of your employment with the Company.

17.	MRS (MARKET RESEARCH SOCIETY) CODE OF CONDUCT

In order for the employer to fulfill its obligations as a professional partner to the Market Research Society MRS, the employee must not engage in or permit any fellow employee to engage in any activities which are in breach of the MRS Code of Conduct.

The Code of Conduct is designed to support all those engaged in market, social or opinion research in maintaining professional standards. The Code is also intended to reassure the general public and other interested parties that research is carried out in a professional and ethical manner. Copies of the code are available on the Intranet, or on the MRS website at http://www.mrs.org.uk/standards/codeconduct.htm

18.	CONFIDENTIALITY

18.1	The Employee will have access to, and be involved with information and material of a highly confidential nature, which must be carefully protected.

18.2	The Employee shall neither during his/her employment (except in the proper performance of the Employee’s duties) nor at any time for a 12 month period after its termination directly or indirectly

•	use for the Employee’s own purposes or those of any other person, company, business entity or other organisation whatsoever; or

•	disclose to any person, company, business entity or other organisation whatsoever;
any:
•	trade secrets, or

•	confidential information amounting to a trade secret
relating or belonging to the Company or any of its Associated Companies including but not limited to any such information relating to research developments, processes, procedures, intellectual property, market research, marketing techniques and plans, business plans and strategies, customer names and other information related to customers, price lists, pricing policies and financial information or other business and/or technical information and materials, personnel information, including organisational charts, organisational changes and employee listings in oral, demonstrative, written, electronic, graphic or machine-readable form and any analyses, compilations, studies or documents prepared by the receiving party, any document marked “Confidential” (or with a similar expression), or any information which the Employee have been told is confidential or which the Employee might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers and other persons.

18.3	The obligations contained in Clause 18.2 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of the Employee’s employment, other than by way of unauthorised disclosure.

18.4	The Employee must not, whether during or after employment, make or communicate (or cause or facilitate the making or communication of) any oral or written statement to any representative of the press, television, radio or other media on any matter connected with or relating to the Company or any of its Associated Companies, without the prior written consent of the Company.

19.	INTELLECTUAL PROPERTY/INVENTIONS

All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Employee in the course of his/her employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

20.	COMPUTER SOFTWARE

As an employee of the Company you are under an obligation to comply with licence agreements entered into by the Company. This means that you must not copy computer software or any related documentation that includes user guides and user and user manuals.

If you learn of any unauthorised copying of computer software or related documentation you must notify a Director of the Company immediately.

21.	RESTRICTIONS AFTER EMPLOYMENT

21.1	The Employee shall not for a period of 6 months after the termination of their employment either on the Employee’s own account or for any person, firm or company directly or indirectly offer employment to or procure employment for any person known to the Employee, who was a director or senior employee (whose work involved knowledge or use of confidential information) of the Company or was providing consultancy services to the Company at any time during the 6 months immediately prior to termination of the Employee’s employment and with whom the Employee has dealt with in the 12 months immediately prior to termination of the Employee’s employment;

21.2	The Employee shall not for a period of 6 months after the termination of their employment either on the Employee’s own account or for any person, firm or company which shall be in direct competition with the Company or with any Associated Company, directly or indirectly: -
(a)	seek to solicit business from any customer, or

(b)	Have business dealings with any customer
with whom the Employee has dealt, or with whom employees reporting to or under the direct control of the Employee had personal contact on behalf of the Company or any Associated Company, with in the 12 months immediately prior to termination of the Employee’s employment.

21.3	The Employee shall seek not to interfere with any person, firm or company who has at any time during the 12 months immediately preceding the termination of the Employee’s employment, been a supplier of services or goods to the Company from providing services or goods to the Company or prevent any such person, firm or company.

22.	EXCLUSIVITY OF SERVICE / CONFLICT OF INTEREST

22.1	The Employee is required to devote his/her full time, attention and abilities to his/her job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times.

22.2	The Employee must not, without the prior written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organisation.

22.3	Subject to any written regulations issued by the Company which may be applicable, neither the Employee nor his/her Immediate Relatives, nor any company or business entity in which he/she or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by the Employee) by or on behalf of the Company or any Associated Company and if the Employee, his/her Immediate Relatives or any company or business entity in which he/she or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit the Employee will forthwith account to the Company or the relevant Associated Company for the amount received or the value of the benefit so obtained.

22.4	The Employee confirms that he/she has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company and the Employee, or his/her Immediate Relatives, and the Employee undertakes to disclose fully and immediately to the Company any such circumstances which may arise during his/her employment or in respect of which he becomes aware in respect of other employees.

22.5	The Employee hereby warrants that he/she is free to take up the employment and that there are no restrictions or terms in any agreement whether verbal or otherwise which could prevent or hinder the performance of his/her duties to the Company or any Associated Company or give rise to any claim against or liability on the part of the Company or any Associated Company. If at any time it becomes apparent that there may be such restrictions or if any such claims are made or threatened, then the Company reserves the right to terminate this Agreement forthwith without notice or to make such changes to the terms of this Agreement or your duties as it considers necessary in the circumstances.

23.	DISCIPLINARY AND GRIEVANCE PROCEDURE

The current edition of the Company’s Disciplinary and Grievance Procedures (which may be amended from time to time) is available from the Human Resources department and applies during your employment but does not form part of your contract of employment.

24.	MISCELLANEOUS

24.1	The Company shall have the right, on giving written notice of the changes envisaged at the earliest opportunity (and in any event not later than one month after a change), to change, delete or add to any of these terms and conditions of employment and any such change or alteration will take effect from the end of that notice period or such other later date as may be notified by the Company. Such notice may be posted on company notice boards or notified to you direct. Every effort will be made to consult with Employees where the change is of a substantial nature.

24.2	This Agreement will be governed by and interpreted in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the Courts of England and Wales except that this Agreement may be enforced in any court of competent authority.

24.3	To be effective all notices and requests relating to this Agreement must be in writing but may be delivered personally or by first class recorded delivery post fax to the Company at its registered office for the time being or to the Employee at his address as stated in this Agreement or as notified from time to time.

24.4	A notice or request will be deemed to have been served if personally delivered at the time of delivery if posted at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities, and if sent by fax at the expiration of 12 hours after the same was dispatched.

24.5	In proving service it will be sufficient to prove that personal delivery was made or that the envelope containing such notice was properly addressed as a pre-paid first class recorded delivery letter or that the fax was properly addressed and dispatched.

24.6	There are no collective agreements in place that relate to this employment.

25.	DEFINITIONS

25.1	An “Associated Company” means any company twenty per cent or more of the equity share capital of which is owned directly or indirectly by the Company (applying the provisions of section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership) or any subsidiary or holding company of the Company and a company to which the Company or any such subsidiary or holding company renders managerial administrative or technical services

25.2	“Company” shall include the successors in title and assigns of the Company.

25.3	“Immediate Relatives” shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

25.4	“Termination Date” means the date when the Employee’s employment terminates.
Signed in duplicate
THE COMPANY
Signed on behalf of The Company:

By:	/s/ Craig Fines-Allin
Craig Fines-Allin
HR Director
Date 5/7/09
THE EMPLOYEE
I understand and agree to the terms and conditions of my Contract of Employment as set out above.

/s/ Robert Salvoni Robert Salvoni
Employee’s signature
Date 5/15/09